Exhibit 99.2

Summary Notice to Current Merit Medical Systems, Inc. Stockholders of Derivative Action and Settlement Hearing

TO: ALL OWNERS OF MERIT MEDICAL SYSTEMS, INC. (“MERIT” OR THE “COMPANY”) COMMON STOCK AS OF AUGUST 17, 2022 (“CURRENT MERIT STOCKHOLDERS”)

YOU ARE HEREBY NOTIFIED that the parties to the above-captioned stockholder derivative action, Maute v. Lampropoulos et al., Civ. Case No. 2:21-cv-00346-DBP (the “Action”), have reached a settlement (the “Settlement”) to resolve the issues raised in the Action. The Parties have entered into a Stipulation and Agreement of Settlement (the “Stipulation”) setting forth the terms of the Settlement. The Settlement, if approved by the Court, would fully, finally and forever resolve the Action on the terms set forth in the Stipulation.

The Action and Settlement address claims alleging that certain current and former directors and officers of Merit (the “Individual Defendants”) breached their fiduciary duties by making a series of false and misleading statements relating to the integration of two acquisitions into Merit: (i) Cianna Medical, Inc. (“Cianna”) and (ii) the ClariVein assets of Vascular Insights, LLC. The Complaint alleged that these false and misleading statements included assertions that Merit had successfully integrated Cianna and maintained its sales force, and that sales of ClariVein products were driving Merit’s growth.

Merit has implemented or, to the extent Merit has not done so, will implement certain corporate governance reforms as specifically set forth at Exhibit A of the Stipulation.

The Individual Defendants have denied, and continue to deny, all allegations of wrongdoing and that they have any liability on the claims asserted in the Action. Merit also has denied and continues to deny the claims in the Action.

PLEASE BE FURTHER ADVISED that pursuant to an Order of the United States District Court for the District of Utah (the “Court”), a hearing (the “Settlement Hearing”) will be held before the Honorable Robert J. Shelby on February 16, 2023 at 3:30 p.m. in Courtroom 3.100 located at 351 South West Temple, Salt Lake City, UT, 84101 (i) to determine whether the terms and conditions of the Settlement are fair, reasonable, adequate, and in the best interests of Merit and Current Merit Stockholders; (ii) to determine whether the Judgment should be entered dismissing the Action with prejudice, releasing the Released Claims, and enjoining and/or barring prosecution of any and all Released Claims; (iii) to determine whether the $1.0 million Fee and Expense Award for Plaintiff’s Counsel should be approved; (iv) to determine whether the $2,500.00 Incentive Award for Plaintiff should be approved; and (v) to consider such other matters as may properly come before the Court. The Settlement Hearing may be continued by the Court at the Settlement Hearing, or at any adjourned session thereof without further notice to Current Merit Stockholders.

A detailed Notice to Current Merit Stockholders (the “Notice”) describing in greater detail the Action, the proposed Settlement, and the rights of Current Merit Stockholders with regard to the Settlement is available on Merit’s website at https://www.merit.com/wp-content/uploads/2022/11/Notice-To-MeritMedicalSystem-Stockholders-110122.pdf. The full terms of the Stipulation may be inspected at the Office of the Clerk of the United States District Court for the District of Utah located at 351 South West Temple, Salt Lake City, UT, 84101, during regular business hours of each business day.

If you are a Current Merit Stockholder, your rights to pursue certain derivative claims on behalf of Merit may be affected by the Settlement. A Current Merit Stockholder wishing to assert an objection to the Settlement must, at least fourteen (14) days prior to the Settlement Hearing, (1) file with the Clerk of the Court a written objection to the Settlement setting forth: (a) the nature of the objection; (b) proof of ownership of Merit common stock through the date of the Settlement Hearing, including the number of shares of Merit common stock held by the shareholder and the date(s) of purchase; and (c) any documentation in support of such objection; and (2) if a Current Merit Stockholder intends to appear and requests to be heard at the Settlement Hearing, such shareholder must have, in addition to the requirements of (1) above, filed with the Clerk of Court: (a) a written notice of such shareholder’s intention to appear; (b) a statement that indicates the basis for such appearance; and (c) a statement identifying any exhibits the shareholder intends to introduce and any witnesses the shareholder intends to call at the Settlement Hearing (including a statement as to the subjects of their testimony). Copies of any such filings must also simultaneously be served (either by hand delivery or by first-class mail) on the Parties’ counsel of record as set forth in the Notice posted on Merit’s website.

Current Merit Stockholders have the right to object to the Settlement in the manner provided herein, and failure to object in the manner provided in the Notice at least fourteen (14) days prior to the Settlement Hearing will be deemed a waiver of all objections. Any Current Merit Stockholder who fails to properly object will be bound by the Judgment to be entered and the releases to be given, unless otherwise ordered by the Court.

Any inquiries regarding the Settlement or the Action should be directed to Plaintiff’s Counsel: Rusty E. Glenn, Shuman, Glenn & Stecker, 600 17th Street, Suite 2800 South, Denver, CO 80202

PLEASE DO NOT TELEPHONE THE COURT OR MERIT REGARDING THIS NOTICE.

CONTACTS:
PR/Media Inquiries
Sarah Comstock
Merit Medical
+1-801-432-2864 | sarah.comstock@merit.com

Investor Inquiries
Mike Piccinino, CFA, IRC
Westwicke - ICR
+1-443-213-0509 | mike.piccinino@westwicke.com